Exhibit 4.1

Number	Incorporated Under the Laws of the State of Alaska	Shares
A-		-0-

Cusip No.

GCI LIBERTY, INC.

Class A-1 Common Stock, no par value

Specimen Certificate

This Certifies that [          ]  is the owner of [          ] FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A-1 COMMON STOCK, NO PAR VALUE, OF GCI LIBERTY, INC. (hereinafter called the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of the Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

GCI Liberty, Inc.

[Corporate Seal]

President	Secretary

The Corporation is authorized to issue shares of more than one class of common stock and also more than one series of a class of preferred stock.  The Corporation will furnish to a shareholder upon request and without charge, a full or summary statement of the designations, preferences, limitations, and relative rights of the shares of each class authorized to be issued and the variations in the relative rights and preferences between the shares of each series so far as they have been fixed and determined and the authority of the board of directors of the Corporation to fix and determine the relative rights and preferences of subsequent series.